Exhibit 99.1

Tessco Reports Fourth-Quarter 2019 Financial Results

Quarterly Revenues of $145 Million

Fiscal Year Growth in Revenue and Earnings Achieved

Quarterly Dividend of $0.20 per Share Declared

HUNT VALLEY, MD, May 6, 2019—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its fourth quarter of fiscal 2019, ended March 31, 2019.

Fourth-Quarter and Fiscal-Year Highlights*:

•	Fourth-quarter revenue of $145.0 million, the second-highest fourth-quarter revenue in past six years
•	Fourth-quarter revenue growth of 13% in the public carrier market compared with prior-year fourth quarter
•	Second consecutive profitable fourth quarter, the Company’s most seasonally challenging quarter
•	Achieved full-year revenue and earnings growth
•	Annual revenue growth of 5%, including 36% growth in the public carrier market
•	Declared quarterly dividend of $0.20 per share

* The Company’s fiscal year is the 52 or 53 weeks ending on the Sunday falling on or between March 26 and April 1.  Accordingly, the fourth quarter of fiscal year 2018 ended on April 1 and included 14 weeks, as compared to the fourth quarter of fiscal year 2019, which ended on March 31 and included 13 weeks.

	Fourth Quarter FY 2019	Fourth Quarter FY 2018	Third Quarter FY 2019	Fiscal Year 2019	Fiscal Year 2018
Revenue	$145.0M	$148.9M	$152.3M	$606.8M	$580.3M
Earnings per diluted share **	$0.06	$0.14	$0.32	$0.65	$0.61
EBITDA per diluted share ***	$0.22	$0.25	$0.52	$1.37	$1.40
Operating margin	0.7%	0.8%	2.3%	1.3%	1.4%
Line of credit balance outstanding	$14.4M	$10.8M	$16.9M	$14.4M	$10.8M

** Fourth-quarter 2018 earnings were impacted by a $0.5 million, or $0.06 per share, favorable change in income tax treatment related to the cash surrender value of certain key-man life insurance policies.  For more information, see Note 13 of the Company’s 2018 Fiscal Year Financial Statements, including in the Company’s Annual Report on Form 10-K for Fiscal Year 2018.  Income before provision for income taxes was $0.8 million in the fourth quarter of fiscal year 2019 compared to $1.1 million in the prior-year quarter.

*** EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by two asterisks (**) in the above chart of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Fourth-Quarter Revenue by Market*:

	Year over Year Q4 FY 2019 vs. Q4 FY 2018	Sequential Q4 FY 2019 vs. Q3 FY 2019
Commercial:
Public Carrier	13.1%	29.0%
VAR & Integrator	(6.5)%	(4.4)%
Total Commercial	0.7%	6.9%
Retail	(10.6)%	(26.6)%
Total	(2.7)%	(4.8)%

“We ended a strategically successful fiscal year with results in-line with our expectations,” said Murray Wright, President and Chief Executive Officer. “We achieved full-year revenue and earnings growth, as well as positive earnings in the fourth quarter, our seasonally most challenging quarter. This marks the second consecutive year we have delivered fourth-quarter profitability and is further evidence that our strategy and value proposition are resonating in the market. Growing our market share in the public carrier ecosystem was the major contributor to our revenue growth for both the quarter and the year.

“During the year, we accomplished a number of strategic milestones that position us to capitalize on major near- and long-term wireless market trends,” added Wright. “We completed the implementation of our enhanced go-to-market commercial strategy. Although this process was successful, it did provide a disruption during the year.  We are starting to see the benefits of this new model and expect to gain further traction with it in the new fiscal year. In addition, we launched our services offering, reorganized our sales teams to better align with our customers and implemented a number of technology enhancements that are starting to have a positive effect on our business.

“We have improved our cost structure through several expense control and productivity initiatives that have started to benefit our bottom line,” said Wright. “We will continue this sharp focus on expense control while also making sure we make the necessary investments in business generation resources and technology improvement initiatives that are essential for driving long-term profitability growth.

“While we achieved our goal of recording a profitable fourth quarter for the second time in six years, our results were affected by lower-than-expected revenues in our Retail segment,” said Wright. “This was primarily driven by lower store traffic caused in part by weaker demand for Apple iPhone X devices.  Additionally, one of our more significant customers was acquired during the quarter. Following the acquisition of that retail customer, we expect the surviving entity to transition its purchases to much lower volumes from Tessco going forward.

“The Commercial segment continues to perform well, generating 9% annual growth,” said Wright. “We will continue to invest in new business generation activities in this market, including an aggressive strategy to build deeper and more meaningful relationships with larger national VARs, known as National Service Providers. By making these investments, we expect the organization will be well positioned for the significant growth in activity from 5G that we are expecting to begin late in FY 2020 or early in FY 2021.

“As we look forward, we believe our strategic efforts in fiscal 2019 will result in top-line growth and increased profitability in the coming year. Due in part to the retail customer transition, we currently expect overall revenue and earnings to start slower and build momentum as we move through the fiscal year. In our Retail segment, we are continuing our efforts to diversify our customer base and are aggressively pursuing new business opportunities.  In our Carrier business, we anticipate growth to be driven by FirstNet and new technologies such as CBRS, as well as the build-out of the 5G network towards the end of the fiscal year. These next-generation technologies, as well as increased demand for IoT products, are expected to drive growth in our VAR and Integrator market both in fiscal 2020 and for several years to come. We will continue to make important investments in technology and talent in order to be well positioned ahead of these major wireless technology advancements,” concluded Wright.

Fourth-Quarter and Fiscal Year 2019 Financial Results

For the fiscal 2019 fourth quarter, revenues totaled $145.0 million, compared with $148.9 million for the fourth quarter of fiscal 2018. Based on the cycle of the Company’s fiscal years, the FY19 fourth quarter included 13 weeks compared with 14 weeks in the FY18 fourth quarter. The aggregate decrease in revenue was also driven by slower sales in the Retail segment, and to a lesser extent, the VAR & Integrator business, which offset continued strength in the Company’s Public Carrier and Ventev Infrastructure businesses.

Gross profit was $28.3 million for the fourth quarter of fiscal 2019, compared with $31.5 million for the same quarter of fiscal 2018. Gross profit was down 10.4% for the quarter, as sales to the lower margin public carrier market constituted a larger percentage of revenue, and higher tariffs increased freight-in costs. Gross margin was 19.5% of revenue for the fourth quarter of fiscal 2019, compared with 21.2% in the fourth quarter of last year.

As a result of the Company’s ongoing expense control initiatives and productivity enhancements, as well as one less week in the quarter, fourth-quarter selling, general and administrative (SG&A) expenses of $27.3 million were down 10.1% from the prior-year quarter. As a percentage of revenue, fourth-quarter SG&A was 18.8% compared with 20.4% of revenue last year.

Net income and diluted earnings per share (EPS) were $0.5 million and $0.06, respectively, for the fourth quarter of fiscal 2019, compared with $1.2 million, and $0.14 per diluted share, for the prior-year fourth quarter.  Fourth-quarter 2018 earnings were impacted by a $0.5 million, or $0.06 earnings per share, favorable change in tax treatment related to the cash surrender value of certain key-man life insurance policies.**

For fiscal year 2019, total revenue and gross profit increased 4.6% and 0.9%, respectively.  Net income and diluted earnings per share were $5.6 million and $0.65, respectively, in fiscal year 2019, compared with $5.2 million and $0.61 in fiscal 2018.

Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.20 per common share payable on June 5, 2019 to common shareholders of record on May 22, 2019. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

Tessco currently expects annual revenue growth and increased earnings for fiscal 2020, excluding any one-time charges. The Company is projecting high single-digit growth in the Commercial segment, offset by modest declines in the Retail segment, primarily resulting from the retail customer transition discussed above. The overall revenue growth is expected to be driven by many new business generation opportunities underway in both the Commercial and Retail segments.  The Company expects SG&A to increase as it continues to invest in business generation resources and in technology initiatives.  Because of the timing of its revenue forecast and SG&A investments, the Company projects revenue and earnings to be stronger in the second half of the fiscal year.

Due to the retail customer transition discussed above, as well as additional expenses in the first quarter of fiscal 2020, including an anticipated charge due to a resource reduction during the quarter, the Company anticipates first-quarter fiscal 2020 earnings to be negative.  The Company expects to return to quarterly profitability in the second quarter.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that Tessco typically ships products within several days after booking orders, which makes it more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Fourth-Quarter Fiscal 2019 Conference Call

Management will host a conference call to discuss fourth-quarter fiscal year 2019 results and business outlook tomorrow, Tuesday, May 7, 2019 at 8:30 a.m. ET. To participate in the conference call, please call 877-824-7042 (domestic call-in) or 647-689-6625 (international call-in) and reference code #7176139.

A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Incorporated (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended April 1, 2018, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following:  termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

Jamie Bernard, IRC
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 31, 2019	April 1, 2018	December 30, 2018	March 31, 2019	April 1, 2018

Revenues	$144,963,800	$148,920,100	$152,294,500	$606,813,800	$580,274,700
Cost of goods sold	116,696,600	117,381,400	121,295,800	485,455,100	460,046,300
Gross profit	28,267,200	31,538,700	30,998,700	121,358,700	120,228,400
Selling, general and administrative expenses	27,280,300	30,357,600	27,494,800	113,213,700	112,326,700
Income from operations	986,900	1,181,100	3,503,900	8,145,000	7,901,700
Interest, net	186,700	89,500	247,900	853,800	429,100
Income before provision for income taxes	800,200	1,091,600	3,256,000	7,291,200	7,472,600
Provision for income taxes	308,200	(76,800)	551,400	1,745,400	2,277,200
Net income	$492,000	$1,168,400	$2,704,600	$5,545,800	$5,195,400

Basic earnings per share	$0.06	$0.14	$0.32	$0.66	$0.62
Diluted earnings per share	$0.06	$0.14	$0.32	$0.65	$0.61

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 31,	April 1,
	2019	2018
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$30,300	$19,400
Trade accounts receivable	93,966,200	87,862,300
Product inventory, net	71,845,400	72,323,000
Prepaid expenses and other current assets	5,562,800	4,489,100
Total current assets	171,404,700	164,693,800

Property and equipment, net	15,003,500	13,662,800
Goodwill, net	11,677,700	11,677,700
Deferred tax assets	55,300	710,500
Other long-term assets	8,354,600	8,678,900
Total assets	$206,495,800	$199,423,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$73,059,700	$67,041,100
Payroll, benefits and taxes	5,929,500	8,291,100
Income and sales tax liabilities	749,000	2,339,200
Accrued expenses and other current liabilities	2,650,100	1,370,300
Revolving line of credit	14,378,100	10,835,400
Current portion of long-term debt	2,300	27,300
Total current liabilities	96,768,700	89,904,400

Long-term debt, net of current portion	-	2,300
Other long-term liabilities	939,900	1,465,400
Total liabilities	97,708,600	91,372,100

Shareholders’ equity:
Preferred stock	-	-
Common stock	99,800	99,000
Additional paid-in capital	62,666,400	60,611,900
Treasury stock	(57,614,100)	(57,503,000)
Retained earnings	103,635,100	104,843,700
Total shareholders’ equity	108,787,200	108,051,600
Total liabilities and shareholders’ equity	$206,495,800	$199,423,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 31, 2019	April 1, 2018	December 30, 2018	March 31, 2019	April 1, 2018

Net Income as reported	$492,000	$1,168,400	$2,704,600	$5,545,800	$5,195,400
Add:
Provision for income taxes	308,200	(76,800)	551,400	1,745,400	2,277,200
Interest, net	186,700	89,500	247,900	853,800	429,100
Depreciation and amortization	912,100	961,900	868,800	3,618,900	3,992,600
EBITDA	$1,899,000	$2,143,000	$4,372,700	$11,763,900	$11,894,300
Add:
Stock based compensation	264,600	256,700	274,100	1,244,000	1,002,100
EBITDA, adjusted	$2,163,600	$2,399,700	$4,646,800	$13,007,900	$12,896,400

EBITDA per diluted share	$0.22	$0.25	$0.52	$1.37	$1.40
Adjusted EBITDA per diluted share	$0.25	$0.28	$0.55	$1.52	$1.52

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 31, 2019			Three Months Ended April 1, 2018			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$43,336	$-	$43,336	$38,319	$-	$38,319	13.1%	-	13.1%
VAR and Integrator	62,492	-	62,492	66,824	-	66,824	(6.5%)	-	(6.5%)
Retail	-	39,136	39,136	-	43,777	43,777	-	(10.6%)	(10.6%)
Total revenues	$105,828	$39,136	$144,964	$105,143	$43,777	$148,920	0.7%	(10.6%)	(2.7%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$5,285	$-	$5,285	$5,624	$-	$5,624	(6.0%)	-	(6.0%)
VAR and Integrator	15,288	-	15,288	16,567	-	16,567	(7.7%)	-	(7.7%)
Retail	-	7,694	7,694	-	9,348	9,348	-	(17.7%)	(17.7%)
Total gross profit	$20,573	$7,694	$28,267	$22,191	$9,348	$31,539	(7.3%)	(17.7%)	(10.4%)
% of revenues	19.4%	19.7%	19.5%	21.1%	21.4%	21.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 31, 2019	Three Months Ended April 1, 2018	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$74,970	$73,149	2.5%
Network Systems	19,737	21,601	(8.6%)
Installation, Test and Maintenance	7,967	9,273	(14.1%)
Mobile Device Accessories	42,290	44,897	(5.8%)
Total revenues	$144,964	$148,920	(2.7%)

Product Gross Profit
Base Station Infrastructure	$15,386	$16,589	(7.3%)
Network Systems	2,926	3,479	(15.9%)
Installation, Test and Maintenance	1,534	1,660	(7.6%)
Mobile Device Accessories	8,421	9,811	(14.2%)
Total gross profit	$28,267	$31,539	(10.4%)
% of revenues	19.5%	21.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended March 31, 2019			Year Ended April 1, 2018			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$156,983	$-	$156,983	$115,061	$-	$115,061	36.4%	-	36.4%
VAR and Integrator	262,062	-	262,062	270,615	-	270,615	(3.2%)	-	(3.2%)
Retail	-	187,769	187,769	-	194,599	194,599	-	(3.5%)	(3.5%)
Total revenues	$419,045	$187,769	$606,814	$385,676	$194,599	$580,275	8.7%	(3.5%)	4.6%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$20,275	$-	$20,275	$16,707	$-	$16,707	21.4%	-	21.4%
VAR and Integrator	64,130	-	64,130	64,620	-	64,620	(0.8%)	-	(0.8%)
Retail	-	36,954	36,954	-	38,901	38,901	-	(5.0%)	(5.0%)
Total gross profit	$84,405	$36,954	$121,359	$81,327	$38,901	$120,228	3.8%	(5.0%)	0.9%
% of revenues	20.1%	19.7%	20.0%	21.1%	20.0%	20.7%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended March 31, 2019	Year Ended April 1, 2018	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$292,787	$248,949	17.6%
Network Systems	86,555	98,642	(12.3%)
Installation, Test and Maintenance	32,595	33,200	(1.8%)
Mobile Device Accessories	194,877	199,484	(2.3%)
Total revenues	$606,814	$580,275	4.6%

Product Gross Profit
Base Station Infrastructure	$61,458	$58,015	5.9%
Network Systems	13,604	14,649	(7.1%)
Installation, Test and Maintenance	6,433	6,266	2.6%
Mobile Device Accessories	39,864	41,298	(3.5%)
Total gross profit	$121,359	$120,228	0.9%
% of revenues	20.0%	20.7%